Exhibit 10.94

FIRST AMENDMENT TO OFFICE LEASE

This First Amendment, dated as of December 1, 2003, amends the Office Lease dated July __, 2003, between CONOCOPHILLIPS COMPANY, a Delaware corporation (“Landlord”), and HEALTH NET OF ARIZONA, INC., an Arizona corporation (“Tenant”).

1. Terms. All capitalized terms in this First Amendment have the same meanings as set forth in the Lease.

2. Commencement Date. Landlord and Tenant hereby confirm that the Commencement Date of the Lease was November 24, 2003 and that all Tenant Improvements to be constructed by Landlord under the original Lease were satisfactorily completed.

3. Expansion Space. Effective as of April 15, 2004, regardless of whether the Tenant Improvements for the Expansion Space have been completed (the “Expansion Date”), there shall be added to and incorporated into the Premises for all purposes for the balance of the Lease Term (as the Term may be extended) the “Expansion Premises”, consisting of approximately 4,786 square feet of Rentable Area (4,235 square feet of Usable Area) on the third floor of the Building as shown on the attached Exhibit A, for a total Rentable Area for the Premises of 38,471 square feet.

4. Base Rent. The table contained in Section 1.5 of the Lease is amended to read as follows and the paragraph following the table in that Section is deleted:

Period	Base Rent Per Rentable Sq. Ft.	Annual Base Rent	Monthly Base Rent Payment
November 24, 2003 – March 31, 2004	$7.50	$252,637.50	$21,053.13
April 2004			$22,548.75	*
May 2004			$33,455.29	**
June 1, 2004 – May 31, 2005	$20.50	$788,655.50	$65,721.29
June 1, 2005 – May 31, 2006	$21.00	$807,891.00	$67,324.25
June 1, 2006 – May 31, 2007	$21.50	$827,126.50	$68,927.21
June 1, 2007 – May 31, 2008	$22.00	$846,362.00	$70,530.17

Period	Base Rent Per Rentable Sq. Ft.	Annual Base Rent	Monthly Base Rent Payment
June 1, 2008 – May 31, 2009	$22.50	$865,597.50	$72,133.13
June 1, 2009 – May 31, 2010	$23.00	$884,833.00	$73,736.08
June 1, 2010 – May 31, 2011	$23.50	$904,068.50	$75,339.04
June 1, 2011 – May 31, 2012	$24.00	$923,304.00	$76,942.00
June 1, 2012 – May 31, 2013	$24.50	$942,539.50	$78,544.96
June 1, 2013 – May 31, 2014	$25.00	$961,775.00	$80,147.92

*	Represents 15 days of Base Rent on 4,786 square feet and 30 days of Base Rent on 33,685 square feet at $7.50 per square foot annually.
**	Represents 24 days of Base Rent at $7.50 per square foot annually and 7 days at $20.50 per square foot annually, prorated on a per diem basis, on 38,471 square feet.

5. Improvements. Landlord and Tenant shall cooperate with respect to the preparation of plans and specifications for Tenant Improvements in the Expansion Premises (“Plans”). Landlord shall construct the Tenant Improvements for the Expansion Space in accordance with the mutually-approved Plans and construction schedule, and Tenant shall pay all Costs of Construction of such Tenant Improvements in excess of $38.00 per square foot of Usable Area of the Expansion Premises. The Architect shall be DFD Cornoyer Hedrick and the general contractor shall be Ryan Companies US, Inc. Paragraphs 2, 3, 4, 5, and 7 of Exhibit C to the Lease shall apply to the construction of Tenant Improvements in the Expansion Premises.

6. Other Changes. From and after the Expansion Date:

(a) Tenant’s Proportionate Share shall be increased from 21.42% to 24.06%.

(b) The number of parking spaces that Tenant is entitled to use pursuant to Section 1.9 of the Lease shall be increased from 30 covered reserved spaces, 90 covered unreserved spaces, and 30 uncovered unreserved spaces to 36 covered reserved spaces, 102 covered unreserved spaces, and 36 uncovered unreserved.

7. Effect of Amendment. Except as specifically modified by this First Amendment, all of the terms and conditions of the Lease continue in full force and effect.

TENANT:		LANDLORD:

HEALTH NET OF ARIZONA, INC.		CONOCOPHILLIPS COMPANY,
an Arizona corporation		a Delaware corporation

By	/s/ Dennis Bell	By	/s/
Its	Vice President	Its